CORINDUS VASCULAR ROBOTICS, INC. S-3

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Corindus Vascular Robotics, Inc. for the registration of common stock, preferred stock, debt securities, warrants, rights, purchase contracts and units and to the incorporation by reference therein of our report dated March 15, 2017, with respect to the consolidated financial statements of Corindus Vascular Robotics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 17, 2017